UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

QUINSTREET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, 6th Floor

Foster City, CA 94404

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2015, the board of directors (the “Board”) of QuinStreet, Inc. (the “Company”) appointed Stuart M. Huizinga to serve as a Class I director to hold office until the Company’s 2016 annual meeting of stockholders, or until his earlier resignation or removal. Mr. Huizinga was also appointed a member of the Audit Committee. As compensation for his service on the Board, Mr. Huizinga will receive the Company’s standard compensation for non-employee directors disclosed in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 17, 2014. Mr. Huizinga has entered into the Company’s standard indemnification agreement for non-employee directors.

Mr. Huizinga has served as senior vice president and chief financial officer of eHealth, Inc. (“eHealth”) since May 2000. Prior to that, Mr. Huizinga was a partner at Arthur Andersen LLP, an accounting firm, where he served from 1984 to 2000. Mr. Huizinga holds a B.S. degree in business administration from San Jose State University and is a certified public accountant (inactive) in the State of California.

The Company and eHealth conduct business pursuant to standard commercial agreements and have done so since 2006. Since the beginning of the Company’s last fiscal year, the Company has received approximately $390,000 in payments from eHealth under those agreements. The Company does not believe the agreements affect Mr. Huizinga’s independence or impact his ability to fulfill his duties as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINSTREET, INC.

Dated: April 24, 2015	By:	/s/ Douglas Valenti
Douglas Valenti
Chief Executive Officer